Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. ACCEPTS SEMGROUP’S INCREASED OFFER OF $11.25 AND

RECEIVES SECOND REQUEST FROM FEDERAL TRADE COMMISSION

May 24, 2006

Immediate Release

Denver, Colorado – TransMontaigne Inc. (NYSE: TMG) today announced that it has entered into a revised amended and restated merger agreement with SemGroup, L.P. and certain of its affiliated entities (“SemGroup”). On May 22, 2006, SemGroup delivered to us a revised amended and restated merger agreement (“amended SemGroup merger agreement”) that increased the cash payment to holders of our common stock from $10.75 per share to $11.25 per share. In addition, the amended SemGroup merger agreement includes a $10 million termination fee payable by SemGroup to us in the event that the amended SemGroup merger agreement is terminated due to an order by any governmental antitrust authority that prohibits or prevents closing of the merger. Before SemGroup would be permitted to terminate the amended SemGroup merger agreement, the effects of complying with the governmental antitrust authority’s order would have to result in a material adverse effect upon the combined entities, taken as a whole.

As previously announced on May 18, 2006, our Board of Directors approved a definitive proposal by Morgan Stanley Capital Group Inc. (“Morgan Stanley”) under which Morgan Stanley offered to acquire all of our outstanding common stock for cash consideration of $11.00 per share.

On May 23, 2006, our Board of Directors determined that the terms of the amended SemGroup merger agreement are at least as favorable to our stockholders as the Morgan Stanley proposal. As a result, our Board of Directors authorized our officers to enter into the amended SemGroup merger agreement providing for a cash payment to the holders of our common stock of $11.25 per share.

Second Request from Federal Trade Commission

On May 22, 2006, TransMontaigne Inc. and SemGroup received a second request from the Federal Trade Commission (“FTC”) for additional information with respect to the proposed merger. The second request extends and expands both the scope and the time frame covered by the FTC’s previous information request to which the Company responded in full in its original filing with the FTC. The second request seeks detailed information with respect to fourteen (14) terminal areas located in the Southeast and Midwest in which both we and Magellan Midstream Partners, L.P. (“Magellan”) each own terminals. The Magellan terminals are included in the second request apparently due to the cross-ownership interests of the Carlyle/Riverstone Group in both SemGroup and Magellan. Receipt of the second request from the FTC extends the original 30-day waiting period until 30 days following the Company’s compliance with the FTC’s supplemental information request. We currently estimate that it may take us up to three months to compile the supplemental information requested by the FTC. Alternatively, the FTC’s concerns may be resolved earlier through negotiations. In the event the merger has not received antitrust clearance by December 31, 2006, either party, at its option, may terminate the merger agreement.

1670 Broadway * Suite 3100 * Denver, CO 80202 * 303-626-8200 (phone) * 303-626-8228 (fax)

Mailing Address: * P. O. Box 5660 * Denver, CO 80217-5660

www.transmontaigne.com

Additional Information and Where to Find It

On May 1, 2006, we filed preliminary proxy materials regarding the proposed merger with SemGroup with the Securities and Exchange Commission (the “SEC”). TransMontaigne currently expects to file amended proxy materials with the SEC as soon as reasonably practicable. Upon receipt of all necessary approvals, TransMontaigne then will mail to its stockholders definitive materials regarding the transaction as soon as practicable thereafter. Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the amended proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders also will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the SEC website (http://www.sec.gov) or, without charge, from TransMontaigne (http://www.transmontaigne.com)

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE:TLP). The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements include statements regarding the proposed transactions. These statements are based on the current expectations of management of TransMontaigne. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) TransMontaigne may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction, including regulatory approvals or waivers, may not be satisfied or the merger agreement may be terminated prior to closing; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the transaction; and (5) TransMontaigne may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.TransMontaigne.com. TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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